EXHIBIT 3.17
ARTICLES OP INCORPORATION
OF
ALTERNATIVE BEHAVIORAL SERVICES, INC.
     FIRST: The name of the Corporation is Alternative Behavioral Services, Inc.
     SECOND: The Corporation is authorized to issue up to 5,000 shares of common stock. No holder of shares of common stock or any other securities of the Corporation shall be entitled to the preemptive right to subscribe for or acquire additional shares of common stock, or any security convertible into or carrying a right to subscribe for or acquire shares. Provided that a quorum is present, action by the holders of common stock on any matter including, without limitation, approval of amendments or restatements to these articles, plans of merger or a share exchange, the sale, lease or exchange or other disposition of all or substantially all of the property of the Corporation other than in the usual or regular course of business, a proposal to dissolve the Corporation, or similar extraordinary matters, shall be approved if the votes cast favoring such action exceed the votes cast opposing such action.
     THIRD: The post office address of the initial registered office and the business office of the original registered agent is 1200 Mutual Building, 909 East Main Street, Richmond, VA 23219, in the City of Richmond, and the initial registered agent at that address is Philip H. Goodpasture, an individual who resides in the Commonwealth of Virginia and is a member of the Virginia State Bar.
     FOURTH: To the full extent that the Virginia State Corporation Act, as it exists on the date hereof or may hereinafter be amended, permits the limitation or elimination of the liability of directors and officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages. If elimination of the liability is not permitted, the limitation of liability shall be (1) $1.00 or the minimum amount allowed to be stated by such Act if a specific dollar amount is required to be stated or (2) the full extent of the limitation set forth in such Act if no specific dollar amount is required to be stated.
     The Corporation shall indemnify an individual made a party to a proceeding because he is or was a director or officer of the Corporation against liability incurred in the proceeding if he conducted himself in good faith, and he believed, in the case of his conduct in his official capacity with the Corporation, that his conduct was in its best interest; and in all other cases, that his conduct was at least not opposed to its best interests and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The determination whether a director or officer has met this standard of conduct shall be determined in the manner fixed by statute with respect to statutory indemnification. The Corporation may not indemnify (1) in connection with a proceeding by or in the right of the Corporation in which the director or officer was adjudged liable to the Corporation, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
     The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if (l) the director or officer furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct described herein, (2) the director or officer furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification.
     All terms defined in Article 10 of the Virginia Stock Corporation Act, as enacted and in effect on the date of these articles of incorporation, shall have the same meaning when used in this article. In the event that any provision of this article is determined to be unenforceable as being contrary to public policy, the remaining provisions shall continue to be enforced to the maximum extent permitted by law. Any indemnification under this article shall apply to a person who has ceased to have the capacity referred to herein, and may inure to the benefit of the heirs, executors and administrators of such a person. Any amendment to or repeal of this Article Fourth shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Notwithstanding the foregoing, payments under this section with respect to a claim for indemnification shall be reduced to the extent the director or officer has not made reasonable efforts to reduce the amount of an indemnified loss by seeking contributions from other sources.
     FIFTH: Except as otherwise expressly provided herein, the creation or the issuance to Directors, officers or employees of the Corporation or any subsidiary of the Corporation of rights, options or warrants for the purchase of Common Stock of the Corporation, where such rights, options or warrants are not issued or to be issued to shareholders of the Corporation generally, shall not require approval by the shareholders of the Corporation.
     Given under my hand this 3rd day of February, 1994.

/s/ Philip H. Goodpasture
Incorporator

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